UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 29, 2007
Cinemark, Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-31372 (Commission File Number)	01-0687923 (IRS Employer Identification No.)
3900 Dallas Parkway, Suite 500, Plano, Texas 75093
(Address of Principal Executive Offices) (Zip Code)
Registrant’s telephone number, including area code: 972.665.1000
N/A
(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
(b)	Effective June 29, 2007, Robin P. Selati, James N. Perry and Joseph E. Syufy resigned from our board of directors (the “Board”). Messers. Selati, Perry and Syufy were not members of any committee of the Board.

(d)	Effective June 29, 2007, the Board elected and appointed Mr. Carlos M. Sepulveda, Mr. Roger T. Staubach and Mr. Donald G. Soderquist to the Board to fill the vacancies created by the resignations above. Messers. Sepulveda, Staubach and Soderquist were not selected as directors pursuant to any arrangement or understanding between them and any other third person. There are no transactions in which Messers. Sepulveda, Staubach and Soderquist have an interest requiring disclosure under Item 404(a) of Regulation S-K.

Mr. Sepulveda, 49, has been the President and CEO of Interstate Battery System International, Inc., a seller of automotive and commercial batteries, since May 2004 and its Executive Vice President from 1995 until 2004. Prior to joining Interstate Battery, he was with the accounting firm of KPMG Peat Marwick in Austin, New York and San Francisco for 11 years.

Mr. Staubach, 65, is the founder and Executive Chairman of The Staubach Company, a global commercial real estate strategy and services firm. Prior to founding The Staubach Company, Mr. Staubach played professional football with the Dallas Cowboys. Mr. Staubach currently serves on the board of directors of AMR Corporation and has been named Chairman of the Host Committee for Super Bowl XLV. Mr. Staubach is also involved with The Children’s Cancer Fund, the United States Naval Academy Foundation and numerous other civic, charitable and professional organizations.

Mr. Soderquist, 73, was Senior Vice Chairman of Wal-Mart Stores, Inc., the world’s largest retailer, from January 1999 to August 2000. Prior to 1999, Mr. Soderquist was Vice Chairman and Chief Operating Officer of Wal-Mart Stores, Inc. Mr. Soderquist currently serves on the board of directors of ARVEST Bank, John Brown University, NWA Community Foundation and The Salvation Army-National.

Our directors are reimbursed for expenses actually incurred for each Board of Director meeting which they attend.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CINEMARK, INC.
By:	/s/ Michael D. Cavalier
	Name:	Michael D. Cavalier
	Title:	Senior Vice President — General Counsel

Date: July 6, 2007

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